NEWS RELEASE

                                  EXHIBIT 99.2

Contact:  Jennifer Seiger
          Corporate Communications
          (717)735-5682


May 2, 2002
FOR IMMEDIATE RELEASE

                 STERLING FINANCIAL CORPORATION ANNUAL MEETING
                  HIGHLIGHTS STEFAN'S LEADERSHIP AND NEW ROLE


LANCASTER, PA - Sterling Financial Corporation (NASDAQ:SLFI). The Annual Meeting of the Shareholders of Sterling Financial Corporation was held on Tuesday, April 30, 2002 at Liberty Place Theater and Conference Center, 313 West Liberty Street, Lancaster, Pennsylvania.

At the meeting, shareholders elected Joan R. Henderson, Calvin G. High, Terrence
L. Hormel, David E. Hosler and E. Glenn Nauman to the Class of 2005 Directors, approved and adopted an amendment to Sterling's Articles of Incorporation to increase the number of common shares authorized and to permit the issuance of preferred stock, and authorized an amendment to the 1996 Stock Incentive Plan. Shareholders also ratified the selection of Ernst & Young, LLP as the corporation's independent certified public accountants for the year ending December 31, 2002.

The Board of Directors also announced a five-for-four stock split to be effected in the form of 25% stock dividend to shareholders of record May 15, 2002 and payable June 3, 2002. The stock split should allow for a broader distribution of shares and greater stability in market quotations.




                                           [STERLING FINANCIAL CORPORATION LOGO]

Page 2
Sterling Financial Annual Meeting Highlights Stefan's Leadership and New Role

John E. Stefan, Chairman and Chief Executive Officer, J. Roger Moyer, Jr., President, and J. Bradley Scovill, Chief Financial Officer, updated shareholders on the 2001 and first quarter 2002 financial highlights and reviewed strategic initiatives for the future. The Presidents of Sterling Financial Corporation's affiliate companies; Town & Country Leasing, Professional Services Group, Sterling Financial Trust Company and Equipment Finance Inc. participated in a presentation entitled "More Than A Bank." This presentation highlighted Sterling's efforts to enhance and diversify its revenue streams and support its broad-based customer relationship management strategy.

The 2002 Annual Shareholders Meeting also marked 23 years of John Stefan's leadership as Chairman and CEO. Effective May 1, 2002, J. Roger Moyer, Jr., will expand his current role as president of Sterling Financial Corporation and assume the overall leadership and strategic direction as CEO of the company. Stefan will continue his role as chairman after this date.

"I highly regard Roger's past 24 years of dedication to Sterling Financial Corporation and I have tremendous confidence in his knowledge, abilities and energy as he succeeds me as Sterling Financial Corporation's new chief executive officer," Stefan said.

Sterling Financial Corporation is a multi-bank holding company that consists of a family of financial services organizations, which includes Town & Country Leasing, Lancaster Insurance Group, LLC, and Equipment Finance, Inc. Sterling Financial Corporation operates 51 banking locations in south central Pennsylvania and northern Maryland, through its subsidiary banks, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, First National Bank of North East and Bank of Lebanon County. As of March 31, 2002, total assets of Sterling Financial Corporation were approximately $2 billion. Sterling Financial Corporation also owns Sterling Financial Trust Company, which manages nearly $1 billion in assets.